Exhibit 10.P

JOHNSON CONTROLS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE 1.
PURPOSE AND DURATION

     Section 1.1. Purpose. The Johnson Controls, Inc. Executive Deferred Compensation Plan (the “Plan”) is established as an amendment, restatement and consolidation of the various deferral options contained in the Johnson Controls, Inc. Executive Incentive Compensation Plan (Deferred Option Qualified), referred to as the EICP(DOQ), the Johnson Controls, Inc. Executive Incentive Compensation Plan (Deferred Option), merged into the EICP(DOQ) effective October 1, 2001, and the Johnson Controls, Inc. Long Term Performance Plan and the policies adopted by the Committee under the Johnson Controls, Inc. 1992 Stock Option Plan. The Plan also implements the deferral provisions of the Johnson Controls, Inc. 2000 Stock Option Plan, and the Johnson Controls, Inc. Restricted Stock Plan.

     Section 1.2. Duration. The Plan is effective on October 1, 2001. The Plan was most recently amended and restated effective October 1, 2003. The Plan shall remain in effect until terminated by the Board pursuant to Section 9.5.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

     Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, where the meaning is intended, the initial letter of the word is capitalized:

     (a) “Account” means the record keeping account or accounts maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Committee may determine to be necessary or appropriate.

     (b) “Act” means the Securities Act of 1933, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Act shall be deemed to include reference to any successor provision thereto.

     (c) “Administrator” means the Employee Benefits Policy Committee of the Company.

     (d) “Beneficiary” means the person(s) or entity(ies) designated by a Participant to be his beneficiary for purposes of this Plan as provided in Section 6.4.

     (e) “Board” means the Board of Directors of the Company.

     (f) “Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

     (g) “Committee” means the Compensation Committee of the Board, which shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

     (h) “Company” means Johnson Controls, Inc., and its successors as provided in Section 9.7.

     (i) “Deferral” means the amount credited, in accordance with a Participant’s election or deemed election, to the Participant’s Account under the Plan in lieu of the payment in cash thereof, or the issuance of Shares with respect thereto. Deferrals include the following:

(1) Incentive Deferrals: A deferral of all or a portion of a Participant’s performance cash award under the Johnson Controls, Inc. Executive Incentive Compensation Plan (Deferred Option Qualified), and the Johnson Controls, Inc. Long Term Performance Plan.

(2) Option Deferrals: A deferral of all or a portion of the Shares that would otherwise be issuable upon a Participant’s exercise of his stock option under the Johnson Controls, Inc. 1992 Stock Option Plan or 2000 Stock Option Plan.

(3) Restricted Stock Deferrals: A deferral of the Shares that would otherwise be issuable to a Participant in the form of restricted stock under the Johnson Controls, Inc. Restricted Stock Plan.

(4) Dividend Deferrals: A deferral of the dividends paid on restricted shares under the Johnson Controls, Inc. Restricted Stock Plan while such shares are subject to a period of restriction.

     (j) “ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

     (k) “Exchange Act” means the Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

     (l) “Fair Market Value” means with respect to a Share, except as otherwise provided herein, the closing sales price on the New York Stock Exchange as of 4:00 p.m. EST on the date in question (or the immediately preceding trading day if the date in question is not a trading day), and with respect to any other property, such value as is determined by the Administrator.

     (m) “Investment Options” means the investment options offered under the Johnson Controls Savings and Investment (401k) Plan (excluding the Company stock fund), the Share Unit Account, and any other alternatives made available by the Administrator, which shall be used for the purpose of measuring hypothetical investment experience attributable to a Participant’s Account.

     (n) “Participant” means an employee of the Company or any subsidiary who is selected for participation under the Johnson Controls, Inc. Executive Incentive Compensation Plan (Deferred Option Qualified), the Johnson Controls, Inc. Long Term Performance Plan, the Johnson Controls, Inc. 1992 Stock Option Plan, the Johnson Controls, Inc. 2000 Stock Option Plan, and/or the Johnson Controls, Inc. Restricted Stock Plan, and who elected or is deemed to have elected to make Deferrals hereunder. Notwithstanding the foregoing, the Committee shall limit the foregoing group of eligible employees to a select group of management and highly compensated employees, as determined by the Committee in accordance with ERISA. Where the context so requires, a Participant also means a former employee entitled to receive a benefit hereunder.

     (o) “Plan Year” means the fiscal year of the Company.

     (p) “Share” means a share of common stock of the Company.

     (q) “Share Unit Account” means the account described in Section 5.1, which is deemed invested in Shares.

     (r) “Share Units” means the hypothetical Shares that are credited to the Share Unit Accounts in accordance with Section 5.1.

     (s) “Valuation Date” means each day when the United States financial markets are open for business, as of which the Administrator will determine the value of each Account and will make allocations to Accounts.

     Section 2.2. Construction. Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

     Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE 3.
PARTICIPATION

     Section 3.1. Effective Date. Each individual for whom a deferral account was maintained under the Johnson Controls, Inc. Executive Incentive Compensation Plan (Deferred Option), the Johnson Controls, Inc. Executive Incentive Compensation Plan (Qualified Deferred

Option), the Johnson Controls, Inc. Long Term Performance Plan and the Johnson Controls, Inc. 1992 Stock Option Plan as of September 30, 2001, shall automatically become a Participant hereunder on the effective date.

     Section 3.2. New Participants. Each employee of the Company or a subsidiary shall automatically become a Participant on the date he makes or is deemed to make a deferral election under the Johnson Controls, Inc. Executive Incentive Compensation Plan (Deferred Option Qualified), the Johnson Controls, Inc. Long Term Performance Plan, the Johnson Control, Inc. 1992 Stock Option Plan, the Johnson Controls, Inc. 2000 Stock Option Plan, and/or the Johnson Controls, Inc. Restricted Stock Plan.

ARTICLE 4.
DEFERRALS OF COMPENSATION

     Section 4.1. Incentive Deferrals.

     (a) EICP Deferrals. A Participant may elect, in such form and manner and within such time periods as the Administrator may prescribe, to have a part or all of his incentive award payable under the Johnson Controls, Inc. Executive Incentive Compensation Plan (Deferred Option Qualified) (but not less than $1,000) deferred under this Plan. A Participant’s election to defer an annual incentive award shall be effective only for the award to which the election relates, and shall not carry over from award to award. Notwithstanding the foregoing, a Participant’s election to defer all or a portion of an incentive award shall not be effective with respect to any amount payable after the Participant’s termination of employment.

     (b) LTPP Deferrals. A Participant may elect, in such form and manner and within such time periods as the Administrator may prescribe, to have a part or all of his incentive award payable under the Johnson Controls, Inc. Long-Term Performance Plan (but not less than $1,000) deferred under this Plan. A Participant’s election to defer a long-term incentive payment shall be effective only for the award to which the election relates, and shall not carry over from award to award. Notwithstanding the foregoing, a Participant’s election to defer all or a portion of a long-term incentive award shall not be effective with respect to any amount payable after the Participant’s termination of employment.

     Section 4.2. Deferral of Option Exercise Shares. A Participant may elect, in such form and manner and within such time periods as the Administrator may prescribe, to defer delivery of the Shares otherwise issuable to the Participant upon exercise of a stock option under the Johnson Controls, Inc. 1992 Stock Option Plan or 2000 Stock Option Plan. The election must be made with respect to all unexercised option shares as of the date of the election. A Participant’s election to defer option exercise Shares shall be effective only for the Shares to which the election relates, and shall not carry over from exercise to exercise. A Participant’s Option Deferrals will be automatically credited to the Participant’s Share Unit Account. Notwithstanding the foregoing, a Participant’s election to defer his option exercise Shares shall not be effective with respect to an option exercised after the Participant’s termination of employment.

     Section 4.3. Deferral of Restricted Stock. A Participant may elect, in such form and manner and within such time periods as the Administrator may prescribe, to defer all or any portion of the restricted stock awarded to such Participant under the Johnson Controls, Inc. Restricted Stock Plan. A Participant’s election to defer restricted shares shall be effective only for the Shares to which the election relates, and shall not carry over from award to award. A Participant’s Restricted Stock Deferrals will be automatically credited to the Participant’s Share Unit Account. The portion of the Share Unit Account attributable to Restricted Stock Deferrals shall be subject to the same risk of forfeiture as the restricted shares to which such Deferrals relate.

     Section 4.4. Deferral of Dividends on Restricted Stock. A Participant shall be deemed to have elected to have all dividends or other distributions paid with respect to restricted stock under the Johnson Controls, Inc. Restricted Stock Plan while such stock is subject to a period of restriction, deferred to the Participant’s Share Unit Account. The portion of the Participant’s Account attributable to such Deferrals shall be subject to the same risk of forfeiture as the restricted shares to which such Deferrals relate.

     Section 4.5. Involuntary Termination of Deferral Elections. If the Administrator determines that the Participant is no longer eligible to participate in the Plan or that revocation of a Participant’s eligibility is necessary or desirable in order for the Plan to qualify under ERISA as a plan of deferred compensation for a select group of management or highly compensated employees, the Administrator may automatically revoke the Participant’s deferral election or deemed deferral election.

ARTICLE 5.
HYPOTHETICAL INVESTMENT OPTIONS

     Section 5.1. Investment Election. Amounts credited to a Participant’s Account shall reflect the investment experience of the Investment Options selected by the Participant, or the investment experience of the required Investment Option (as described above under Sections 4.2, 4.3 and 4.4). The Participant may make an initial investment election at the time of enrollment in the Plan (or with respect to a Participant who has an Account balance on the restatement effective date, within such period of time after such effective date as is specified by the Administrator) in whole increments of one percent (1%). A Participant may also elect to reallocate his or her Account, and may elect to allocate any future Deferrals, among the various Investment Options in whole increments of one percent (1%) from time to time as prescribed by the Administrator; provided that Option Deferrals, Restricted Stock Deferrals and Dividend Deferrals shall not be eligible for re-allocation out of the Share Unit Account. Such investment elections shall remain in effect until changed by the Participant. All investment elections shall become effective as soon as practicable after receipt of such election by the Administrator, and must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective. In the absence of an effective election, the Participant’s Account (to the extent the Plan does not require Deferrals to be allocated to the Share Unit Account) shall be deemed invested in the default fund specified for the Johnson Controls Inc. Savings and Investment (401k) Plan.

On each Valuation Date, the Administrator or its designee shall credit the deemed investment experience with respect to the selected (or required) Investment Options to each Participant’s Account. Notwithstanding anything herein to the contrary, the Company retains the right to allocate actual amounts hereunder without regard to a Participant’s request.

     Section 5.2. Allocations to Investment Options.

     (a) Incentive Deferrals. Incentive Deferrals will be deemed invested in an Investment Option as of the date on which the Deferrals would have otherwise been paid to the Participant.

     (b) Option Deferrals. An Option Deferral will be credited to a Participant’s Share Unit Account as of the date of exercise.

     (c) Restricted Stock Deferrals. A Restricted Stock Deferral will be credited to a Participant’s Share Unit Account as of the date the Participant would have otherwise been issued shares of restricted stock.

     (d) Dividends Deferrals. Whenever the Company declares a dividend on its Shares, in cash or in property, at a time when a Participant is deemed to have made a Dividend Deferral election hereunder, a dividend award shall be made to all such Participants as of the date the dividend is paid or distributed. The dividend award for a Participant shall be determined by multiplying the number of restricted shares held by such Participant on the date the dividend is declared by the amount or Fair Market Value of the dividend paid or distributed on one Share. All such dividend awards shall be credited to a Participant’s Share Unit Account as of the date of the dividend payment or distribution.

     Section 5.3. Securities Law Restrictions. Notwithstanding anything to the contrary herein, all elections under Article 5 or 6 by a Participant who is subject to Section 16 of the Exchange Act are subject to review by the Administrator prior to implementation. In accordance with Section 9.2, the Administrator may restrict additional transactions, rescind transactions, or impose other rules and procedures, to the extent deemed desirable by the Administrator in order to comply with the Exchange Act, including, without limitation, application of the review and approval provisions of this Section 5.3 to Participants who are not subject to Section 16 of the Exchange Act.

     Section 5.4. Accounts are For Record Keeping Purposes Only. Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of the Company or any subsidiary to fund such benefits. In any event, the Company or a subsidiary may, in its discretion, set aside assets equal to part or all of such Account balances and invest such assets in Company stock, life insurance or any other investment deemed appropriate. Any such assets, including Company stock, shall be and remain the sole property of the employer that set aside such assets, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

ARTICLE 6.
DISTRIBUTION OF ACCOUNTS

     Section 6.1. Distribution Election.

     (a) General. Subject to the provisions of subsections (b) and (c), a Participant, at the time he commences participation in the Plan, shall make a distribution election with respect to each of the following types of deferrals:

(1) Deferrals under the Johnson Controls, Inc. Executive Incentive Compensation Plan, including interest, earnings or losses thereon.

(2) Deferrals under the Johnson Controls, Inc. Long Term Performance Plan, including interest, earnings or losses thereon.

(3) Deferrals under the Johnson Controls, Inc. 1992 Stock Option Plan or 2002 Stock Option Plan, including dividends, interest, earnings or losses thereon.

(4) Deferrals under the Johnson Controls, Inc. Restricted Stock Plan, plus interest, earnings or losses thereon.

     Such election shall be made in such form and manner and within such time periods as the Administrator may prescribe. The election shall specify whether distributions shall be made in a single lump sum or from two (2) to ten (10) annual installments. No election shall be made with respect to Dividend Deferrals, which are automatically paid in a lump sum.

     (b) Form and Timing of Election. A distribution election shall be effective only when it is received and approved by the Administrator, and shall remain in effect until modified by the Participant. A Participant may from time to time modify his distribution election by completing a revised distribution election in such form and manner and within such time periods as the Administrator may prescribe. The Administrator may refuse to honor a distribution election that is not completed in the manner and in such time as is prescribed by the Administrator. If no valid election is in effect, distributions shall be made in ten (10) annual installments.

     (c) Initial Distribution Elections. Notwithstanding the foregoing, a Participant who is employed by the Company or its subsidiaries when the Company provides the distribution election with respect to each type of deferral after July 1, 2003, may make elections as described above, and such elections shall become immediately effective on the date received by the Company, provided the election is received by the Company within thirty (30) days after the election is made available to currently employed Participants. Any change in such election shall be governed by the provisions of subsection (b).

     Section 6.2. Time of Distribution.

     (a) Termination of Employment. Except as provided in subsection (c), upon termination of a Participant’s employment with the Company or subsidiary for any reason, the Participant, or his Beneficiary in the event of his death, shall be entitled to payment of the amount accumulated in such Participant’s Account.

     (b) Certain Transfers of Employment. If directed by the Administrator, a Participant whose employment is transferred to a corporation or other entity (the “Transferee Employer”) that is not the Company or a subsidiary, but in which the Company or a subsidiary holds an ownership interest, then until the earliest to occur of (1) the date on which the Participant ceases to be employed by such Transferee Employer, (2) the date on which the Company or a subsidiary no longer holds an ownership interest in the Transferee Employer, or (3) such other date determined by the Administrator, the Participant shall be treated as if he or she were still actively employed by the Company or a subsidiary. The foregoing rule shall apply only for the purpose of determining whether the Participant has terminated employment for purposes of the distribution provisions of this Article 6; it shall not apply, and the Participant shall not be entitled to make additional Deferrals, with respect to remuneration attributable to services rendered with the Transferee Employer. The Administrator may promulgate such additional rules as may be necessary or desirable in connection with any such transfer of employment.

     (c) Payment of Dividend Deferrals. Notwithstanding anything herein to the contrary, the portion of the Participant’s Share Unit Account that is related to Dividend Deferrals shall be paid to the Participant at the time the shares of restricted stock to which such deferrals relate are no longer subject to a period of restriction.

     Section 6.3. Manner of Distribution. The Participant’s Account shall be paid in cash in the following manner:

     (a) If payment is to be made in a lump sum, payment shall be made in the first calendar quarter of the year following the year in which the date of termination of employment occurs (or on such earlier date after the Participant’s termination of employment as is approved by the Committee with respect to Participants who are subject to Section 16(b) of the Exchange Act, or approved by the Administrator with respect to all other Participants), and shall be in an amount equal to the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date. Notwithstanding the foregoing, the portion of the Participant’s Share Unit Account related to Dividend Deferrals shall be paid as provided in Section 6.2(c).

     (b) If payment is to be made in annual installments, the first annual payment shall be made in the first calendar quarter of the year following the year in which the date of termination of employment occurs (or on such earlier date after the Participant’s termination of employment as is approved by the Committee with respect to Participants who are subject to Section 16(b) of the Exchange Act, or approved by the Administrator with respect to all other Participants), and shall be in an amount equal to the value of 1/10th (or 1/9th, 1/8th, 1/7th, etc. depending on the number of installments elected) of the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date. A second annual payment shall be made in the first calendar quarter of the second calendar year following the year during which the Participant terminated employment (or on such earlier date as is approved by the Committee with respect to Participants who are subject to Section 16(b) of the Exchange Act, or approved by the Administrator with respect to all other Participants), and shall be in an amount equal to the value of 1/9th (or 1/8th, 1/7th, 1/6th, etc. depending on the number of installments elected) of the balance of the Participant’s Account as of the Valuation Date immediately preceding the distribution date. Each succeeding installment payment shall be determined in a similar manner, until the tenth installment which shall equal the then remaining balance of such Account as of the Valuation Date preceding such final payment date. Notwithstanding the foregoing provisions, if the balance of a Participant’s Account at any time is less than $50,000 during the payout period, the remaining balance shall immediately be paid in the form of a lump sum.

     (c) Notwithstanding the foregoing, if the distribution under this Section 6.3 is made within six (6) months after the Participant ceases to be subject to Section 16(b) of the Exchange Act, then the distribution shall be delayed until the date that is six (6) months plus one day after the date such Participant ceases to be subject to Section 16(b), unless the distribution is approved in advance by the Committee or the distribution will not result in any liability to the Participant under Section 16(b).

     Section 6.4. Distribution of Remaining Account Following Participant’s Death. Each Participant may designate a beneficiary in such form and manner and within such time periods as the Administrator may prescribe. In the event of the Participant’s death prior to receiving all payments due hereunder, the remaining interest shall be paid to the Participant’s Beneficiary in a lump sum, unless the Committee (with respect to Participants who are subject to Section 16(b) of the Exchange Act) or Administrator (with respect to all other Participants) determines that payments may continue in accordance with the distribution election in effect at the time of the Participant’s death. A Participant can change his beneficiary designation at any time, provided that each beneficiary designation shall revoke the most recent designation, and the last designation received by the Company (or its delegee) while the Participant was alive shall be given effect. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distributions payable after the Beneficiary’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate. In the event there is no valid beneficiary designation in effect at the time of the Participant’s death, in the event the Participant’s designated Beneficiary does not survive the Participant, or in the event that the beneficiary designation provides that the Beneficiary must be living at the time of each distribution and such designated Beneficiary does not survive to a distribution date, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such spouse; provided the Administrator receives notice of such divorce or legal separation prior to payment.

     Section 6.5. Distribution in Event of Financial Emergency. If requested by a Participant while in the employ of the Company or a subsidiary and if the Administrator determines that a financial emergency has occurred in the financial affairs of the Participant, all or part of the Participant’s Account (other than any non-vested portion) may be paid out to the Participant at the sole discretion of the Administrator in a cash lump sum or in such installment payments as the Administrator may specify. The amount to be distributed to the Participant shall only be such amount as is needed to alleviate the Participant’s financial hardship.

     Section 6.6. Tax Withholding. The Company shall have the right to deduct from any deferral or payment of cash made hereunder, or from any other amount due a Participant, the amount of cash and/or Fair Market Value of Shares sufficient to satisfy the Company’s or subsidiary’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment.

     Section 6.7. Offset. The Company or subsidiary shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or any subsidiary without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).

ARTICLE 7.
RULES WITH RESPECT TO SHARE UNITS

     Section 7.1. Valuation of Share Unit Account. When any amounts are to be allocated to a Share Unit Account (whether in the form of Deferrals or amounts that are deemed re-allocated from another Investment Option), such amount shall be converted to whole and fractional Share Units, with fractional units calculated to three decimal places, by dividing the amount to be allocated by the Fair Market Value of a Share on the effective date of such allocation. If any dividends or other distributions are paid on Shares while a Participant has Share Units credited to his Account, such Participant shall be credited with a dividend award equal to the amount of the cash dividend paid or Fair Market Value of other property distributed on one Share, multiplied by the number of Share Units credited to his Share Unit Account on the date the dividend is declared. The dividend award shall be converted into additional Share Units as provided above using the Fair Market Value of a Share on the date the dividend is paid or distributed. Any other provision of this Plan to the contrary notwithstanding, if a dividend is paid on Shares in the form of a right or rights to purchase shares of capital stock of the Company or any entity acquiring the Company, no additional Share Units shall be credited to the Participant’s Share Unit Account with respect to such dividend, but each Share Unit credited to a Participant’s Share Unit Account at the time such dividend is paid, and each Share Unit thereafter credited to the Participant’s Share Unit Account at a time when such rights are attached to Shares, shall thereafter be valued as of any point in time on the basis of the aggregate of the then Fair Market Value of one Share plus the then Fair Market Value of such right or rights then attached to one Share.

     Section 7.2. Transactions Affecting Common Stock. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting Shares, the Committee may make appropriate equitable adjustments with respect to the Share Units credited to the Share Unit Accounts of each Participant, including without limitation, adjusting the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.

     Section 7.3. No Shareholder Rights With Respect to Share Units. Participants shall have no rights as a stockholder pertaining to Share Units credited to their Accounts.

ARTICLE 8.
SPECIAL RULES APPLICABLE IN THE EVENT OF A CHANGE OF CONTROL OF
THE COMPANY

     Section 8.1. Acceleration of Payment of Accounts. Notwithstanding any other provision of this Plan, within 30 days after a Change of Control (as defined in Section 8.2), each Participant shall be entitled to receive a lump sum payment in cash of all amounts accumulated in such Participant’s Account. In determining the amount accumulated in a Participant’s Share Unit Account, each Share Unit shall have a value equal to the higher of (a) the highest reported sales price, regular way, of a share of the Company’s common stock on the Composite Tape for New York Stock Exchange Listed Stocks (the “Composite Tape”) during the sixty-day period prior to the date of the Change of Control of the Company and (b) if the Change of Control of the Company is the result of a transaction or series of transactions described in Section 8.2(a) or (c), the highest price per Share of the Company paid in such transaction or series of transactions.

     Section 8.2. Definition of a Change of Control. A Change of Control means any of the following events:

     (a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either:

(1) The then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or

(2) The combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”),

provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or

     (b) Individuals who, as of May 24, 1989, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to May 24, 1989, whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

     (c) Consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

     (d) A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

     Section 8.3. Maximum Payment Limitation.

     (a) Limit on Payments. Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company or a subsidiary (in the aggregate, “Total Payments”), would constitute an “excess parachute payment”, then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G(a) of the Code; provided that this Section shall not apply in the case of a Participant who has in effect a valid employment contract providing that the Total Payments to the Participant shall be determined without regard to the maximum amount allowable under Section 280G of the Code. The terms “excess parachute payment” and “parachute payment” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein. Present value shall be calculated in accordance with Section 280G(d)(4) of the Code. Within forty (40) days following delivery of notice by the Company to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment, the Participant and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company’s independent auditors and acceptable to the Participant in his sole discretion (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments and (C) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section. As used in this Section, the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Participant. Such opinion shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by the Participant in writing delivered to the Company within thirty days of his receipt of such opinion or, if the Participant fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Company shall obtain, at the Company’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this Section shall be of no further force or effect.

     (b) Employment Contract Governs. The provisions of subsection (a) above shall not apply to a Participant whose employment is governed by an employment contract that provides for Total Payments in excess of the limitation described in subsection (a) above.

ARTICLE 9.
GENERAL PROVISIONS

     Section 9.1. Administration.

     (a) General. The Committee shall have overall authority with respect to administration of the Plan; provided that the Administrator shall have responsibility for the general operation and daily administration of the Plan as specified herein. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as “non-employee directors”, then all determinations affecting Participants who are subject to Section 16 of the Exchange Act shall be made by the full Board, and all determinations affecting other Participants shall be made by the Board or an officer of the Company or other committee appointed by the Board (with the assistance of the Administrator). The Committee or Administrator may, in its discretion, delegate any or all of its authority and responsibility; provided that the Committee shall not delegate authority and responsibility with respect to non-

ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised. To the extent of any such delegation, any references herein to the Committee or Administrator, as applicable, shall be deemed references to such delegee. Interpretation of the Plan shall be within the sole discretion of the Committee or the Administrator with respect to their respective duties hereunder. If any delegee of the Committee or the Administrator shall also be a Participant or Beneficiary, any determinations affecting the delegee’s participation in the Plan shall be made by the Committee or Administrator, as applicable.

     (b) Authority and Responsibility. In addition to the authority specifically provided herein, the Committee and Administrator shall have the discretionary authority to take any action or make any determination it deems necessary for the proper administration of its respective duties under the Plan, including but not limited to: (a) prescribe rules and regulations for the administration of the Plan; (b) prescribe forms for use with respect to the Plan; (c) interpret and apply all of the Plan’s provisions, reconcile inconsistencies or supply omissions in the Plan’s terms; (d) make appropriate determinations, including factual determinations, and calculations; and (e) prepare all reports required by law. Any action taken by the Committee shall be controlling over any contrary action of the Administrator. The Committee or Administrator may delegate its ministerial duties to a third party and to the extent such delegation, references to the Committee or Administrator herein shall mean such delegee.

     (c) Decisions Binding. The Committee’s and Administrator’s determination shall be final and binding on all parties with an interest hereunder, unless determined to be arbitrary and capricious.

     (d) Procedures of the Committee. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. The Administrator’s determinations shall be made in accordance with such procedures it establishes.

     (e) Indemnification. Service on the Committee or as an Administrator shall constitute service as a director or officer of the Company so that the Committee and Administrator members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee or Administrator services to the same extent that they are entitled under the Company’s By-laws and Wisconsin law for their services as directors or officers of the Company.

     Section 9.2. Restrictions to Comply with Applicable Law. Notwithstanding any other provision of the Plan, the Company shall have no liability to make any payment unless such payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In addition, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee and Administrator shall administer the Plan so that transactions under the Plan will be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.

     Section 9.3. Claims Procedures.

     (a) Initial Claim. If a Participant or Beneficiary (the “claimant”) believes that he is entitled to a benefit under the Plan that is not provided, the claimant or his legal representative shall file a written claim for such benefit with the Committee. The Committee shall review the claim within 90 days following the date of receipt of the claim; provided that the Committee may determine that an additional 90-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s claim is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of which such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review. If the claimant does not receive a written decision within the time period(s) described above, the claim shall be deemed denied on the last day of such period(s).

     (b) Request for Appeal. The claimant has the right to appeal the Committee’s decision by filing a written appeal to the Committee within 60 days after claimant’s receipt of the decision or deemed denial. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within 60 days after receiving the claimant’s written appeal; provided that the Committee may determine that an additional 60-day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s appeal is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).

     (c) ERISA Fiduciary. For purposes of ERISA, the Committee shall be considered the named fiduciary under the Plan and the plan administrator.

     Section 9.4. Participant Rights Unsecured.

     (a) Unsecured Claim. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Company or a subsidiary. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except as permitted under Section 6.4. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by him or his guardian or legal representative.

     (b) Contractual Obligation. The Company or a subsidiary may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of the Company or a subsidiary shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any subsidiary. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or a subsidiary and any Participant or Beneficiary, or any other person.

     Section 9.5. Amendment or Termination of Plan.

     (a) General Authority. The Board may at any time amend or terminate the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) Deferrals to be made on or after the amendment or termination date; provided, however, that no amendment or termination may reduce or eliminate any Account balance accrued to the date of such amendment or termination (except as such Account balance may be reduced as a result of investment losses allocable to such Account) without a Participant’s consent except as otherwise specifically provided herein. In addition, the Administrator may at any time amend the Plan to make administrative changes and changes necessary to comply with applicable law.

     (b) Termination; Change of Control. Notwithstanding the foregoing, the Board may make the following amendments to the Plan without the consent of an individual with an interest hereunder:

(1) In the event of the Plan’s termination, the Board may provide that all Deferral elections then outstanding be cancelled and that all amounts accrued to the date of termination be distributed to all Participants or Beneficiaries, as applicable, in a single sum payment as soon as practicable after the date of termination or on such other date as is specified by the Board, regardless of any distribution election then in effect.

(2) The Board may amend the provisions of Article 8 prior to the effective date of a Change of Control.

     Section 9.6. Administrative Expenses. Costs of establishing and administering the Plan will be paid by the Company and participating subsidiaries.

     Section 9.7. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

     Section 9.8. Governing Law; Limitation on Actions; Dispute Resolution.

     (a) Governing Law. This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin (without reference to conflict of law principles thereof) to the extent such laws are not preempted by federal law.

     (b) Limitation on Actions. Any action or other legal proceeding with respect to the Plan may be brought only after the claims and appeals procedures of Section 9.3 are exhausted and only within period ending on the earlier of (i) one year after the date claimant receives notice or deemed notice of a denial upon appeal under Section 9.3(b), or (ii) the expiration of the applicable statute of limitations period under applicable federal law. Any action or other legal proceeding not adjudicated under ERISA must be arbitrated in accordance with the provisions of subsection (c).

     (c) Arbitration.

(1) Application. Notwithstanding any employee agreement in effect between a Participant and the Company or any subsidiary employer, if a Participant or Beneficiary brings a claim that relates to benefits under this Plan that is not covered under ERISA, and regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(2) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:

Office of General Counsel
Johnson Controls, Inc.
5757 North Green Bay Avenue
P.O. Box 591
Milwaukee, WI 53201-0591

     The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.

(3) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the Participant or Beneficiary must initiate and participate in any complaint resolution procedure identified in the Company’s or subsidiary’s personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable complaint resolution procedure has been completed.

(4) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.

(5) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or subsidiary shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.

(6) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.

(7) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.